VOTING AGREEMENT

This agreement is entered into this 21st day of January 2009 by and between Dean R. Marks (hereinafter referred to as “Mr. Marks”), Sarilee Marks (hereinafter referred to as “Mrs. Marks”), and Miguel de Anquin (hereinafter referred to as “Mr. de Anquin”).  Each party to this Agreement is referred to herein as a “Party,” and they are all referred to collectively as “Parties.”

Recitals

WHEREAS, Bright Future Technologies, LLC (hereinafter referred to as “Bright Future”) was organized as a limited liability company in the State of Nevada on December 13, 2006;

WHEREAS, from the date of Bright Future’s formation until August 29, 2008, Mr. Marks, the husband of Mrs. Marks owned 34% of the total equity membership interests in Bright Future and Mrs. Marks, the wife of Mr. Marks, owned 33% of the total equity membership interests  in Bright Future (“Mrs. Marks Membership Interest”);

WHEREAS, on August 29, 2008, Mrs. Marks transferred the Mrs. Marks Membership Interest to Mr. Marks and thus from August 29, 2008 to September 1, 2008, Mr. Marks owned 67% of the total equity membership interests in Bright Future;

WHEREAS, from the date of Bright Future’s formation until September 1, 2008, Mr. de Anquin owned 33% of the total equity membership interests in Bright Future; and

WHEREAS, the Parties had an oral understanding and agreement as to the voting of each of their equity membership interests in Bright Future while each was an owner of such equity membership interests and wish to document such prior understanding and agreement.

Agreement

NOW THEREFORE, THE PARTIES HEREBY ACKNOWLEDGE AND AGREE AS FOLLOWS:

1.
From December 13, 2006 to September 1, 2008, Mr. Marks, Mrs. Marks (during the period which Mrs. Marks owned the Mrs. Marks Membership Interest) and Mr. de Anquin had a verbal agreement to vote all of their equity membership interests in Bright Future, on any given issue for which a member’s vote was required, including but not limited to the election of officers and directors, in concert (the “Verbal Agreement”).  As part of the Verbal Agreement, if Mr. Marks and Mr. de Anquin could not agree on how to vote their collective equity membership interests, then Mr. Marks was allowed to vote both his and Mr. de Anquin’s equity membership interests, and, in connection with such, Mr. de Anquin had knowingly and voluntarily waived any claim he may have had to object to the means and or manner that Mr. Marks voted their collective equity membership interests.

2.	The Parties hereby agree to acknowledge the existence of the Verbal Agreement and to memorialize the Verbal Agreement between the Parties by the execution of this Agreement.

3.	The Parties hereby further agree to execute any and all documents necessary to effectuate the intent and terms of this Agreement.

4.	This Agreement shall be the full and final agreement between the Parties and shall constitute the full and final agreement between the Parties with respect to the subject matter of this Agreement.

5.
If any provision of this Agreement shall be found to be invalid or unenforceable in any respect, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable.

6.	Any and all modifications to this Agreement must be undertaken in writing and signed by all Parties.

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IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the date first set forth above.

/s/ Dean R. Marks	/s/ Miguel de Anquin
DEAN R. MARKS	MIGUEL de ANQUIN

/s/ Sarilee Marks
SARILEE MARKS